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Gandalf Technologies Inc.
130 Colonnade Road South
Nepean, Ontario K2E 7M4
Canada
Telephone:  (613) 274-6500
Facsimile:  (613) 274-6501
WEB URL:    http://www.gandalf.ca

PERSONAL & CONFIDENTIAL

April 2, 1997

Richard D. Busto
President and Chief Executive Officer,
130 Colonnade Road South,
Nepean, Ontario K2E 7M4

Dear Dick,

RE:  RETENTION BONUS
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As you know, Gandalf has engaged the services of JP Morgan to identify and enter
into  discussion  with  potential   strategic   partners  or  investors.   These
discussions, if successful, could result in a transaction to sell or merge Gandalf with a third party.

It is my belief that, in order to successfully complete that process, as well as to continue to operate the company in the interim, you are, and continue to be, an important and necessary member of the senior executive team. For that reason, I am extending to you an opportunity to become eligible to receive a retention bonus of up to $375,000 US, in exchange for your commitment to Gandalf.

Upon a change of control, the 750,000 options which were granted to you on your appointment as President and CEO of the company will accelerate and become immediately exercisable. The exercise price of those options is $3.90 US. The actual amount of the bonus for which you are eligible will be the difference between the benefit derived upon the exercise of those options and $375,000 US.

To be eligible to receive the retention bonus, you must continue to be employed by Gandalf at the time of the change of control of the company and you must continue to meet or exceed all requirements of your job. In order for the company to comply with its reporting requirements under applicable securities legislation, it may become necessary for the company to disclose this retention bonus arrangement in its public filings. Until such disclosure, if required, is made by the company, it is also a prerequisite that you keep the arrangement that is being offered to you, and its terms, strictly confidential and that you not reveal same to anyone except family members, your legal and financial advisors. Specifically, you are not to communicate or discuss the retention bonus opportunity, directly or indirectly, with employees or former employees of Gandalf. Failure to comply with each of these requirements will result in disqualification from eligibility for the retention bonus.

The retention bonus is not earned until the conditions set out above have been satisfied. When earned, the retention bonus will be paid in lump sum within two months of the date of change of control. If a transaction to sell or merge Gandalf with a third party is not completed within one year of the date of this letter, the retention bonus opportunity will automatically terminate.


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Please  indicate your  acknowledgment  of this  opportunity and agreement to its terms by signing the enclosed duplicate copy of this letter, and returning it to me at your earliest opportunity.

I look forward to continuing to work with you.

s/JOHN F. GAMBA
--------------------
John F. Gamba
Chairman of the Board

Acknowledge and Agreed

s/RICHARD D. BUSTO
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Richard D. Busto